
                                  NSAR ITEM 77O

                               VK Municipal Trust
                               10f-3 Transactions

  UNDERWRITING #           UNDERWRITING              PURCHASED FROM     AMOUNT OF SHARES    % OF UNDERWRITING      DATE OF PURCHASE
                                                                           PURCHASED


         1          Metro Transit Authority NY        Paine Webber         5,000,000              1.57               11/13/98
         2            Dormitory Authority NY          Bear Stearns         1,000,000              0.57               02/25/99
         3              NY City Muni Water           Merrill Lynch            15,205              0.01               05/17/99
         4             NY Transit Authority           Paine Webber         7,000,000              2.13               06/28/99
